Exhibit 99.1

FULL CONFERENCE CALL TRANSCRIPT
LAWSON SOFTWARE INC. – Q4 2006 EARNINGS CALL
JULY 27, 2006, 3:30 P.M. CT

CORPORATE PARTICIPANTS

 Barbara Doyle

 Lawson Software Inc. - VP IR

 Harry Debes

 Lawson Software Inc. - President CEO

 Bob Barbieri

 Lawson Software Inc. – CFO

Stefan Schulz

Lawson Software Inc. – Global Controller

CONFERENCE CALL PARTICIPANTS

 Tom Ernst

 Deutsche Bank - Analyst

 David Rudow

 Piper Jaffray - Analyst

 Brad Woldman

 Kaufman Brothers - Analyst

 Peter Goldmacher

 SG Cowen - Analyst

 Nitin Doke

 J.P. Morgan - Analyst

 Richard Williams

 ICAP - Analyst

 Greg Dunham

 Deutsche Bank - Analyst

 Ed Shenn

 Ivory Capital - Analyst

 Matt Ochner

 Columbus Capital Management - Analyst

 PRESENTATION

Operator

Welcome to Lawson’s fourth quarter fiscal 2006 conference call. All lines will be in a listen-only mode until the question and answer session. This call is being recorded. If anyone has any objections, you may disconnect at this time. I would now like to turn the meeting over to Ms. Barbara Doyle, Vice President of Investor Relations. Thank you, you may begin.

 Barbara Doyle  - Lawson Software Inc. - VP IR

Thank you Kim, and good afternoon to everyone on the phone. Thanks for joining us today on our conference call to discuss Lawson’s preliminary financial results for fiscal 2006 fourth quarter and year end. I’m Barbara Doyle, Vice President of Investor Relations at Lawson

Software, and with me today are Harry Debes, Lawson’s President and Chief Executive Officer; Bob Barbieri, Lawson’s Chief Financial Officer; and Stefan Schultz, Senior Vice President and Global Controller of Lawson Software.

Let me take a moment and remind you of our forward-looking statements. I remind you that today’s press releases and the discussion on this conference call contain forward-looking statements with risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software and its management. Such forward-looking statements are not guarantees of future results, and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future.

Risks and uncertainties that may cause differences include, but aren’t limited to, uncertainties in Lawson’s ability to realize synergies and revenue opportunities anticipated from the acquisition of Intentia International, uncertainties in the software industry, global military conflicts, terrorist attacks, pandemics, or any future events in response to these developments, changes in the condition of the company’s targeted industry, increased competition and other risk factors listed in the company’s most recent quarterly report on Form 10Q filed with the Securities and Exchange Commission, and as included in Lawson Holdings’ Form S-4 proxy statements filed with the Commission. Lawson assumes no obligation to update any forward-looking information contained in today’s press release or on this conference call.

I’ll also note that we will post our guidance on our investor relations webpage at www.lawson.com/investor by the end of the day today, so you can reference our guidance on our webpage. With that, let me turn the call over to Harry Debes.

 Harry Debes  - Lawson Software Inc. - President and CEO

Thank you Barbara, and good afternoon everyone. We have a lot of information to share with you today, and here’s what I want to cover. First, because we have only preliminary results to report today, I’m going to handle the majority of our prepared remarks on this call. Bob Barbieri is here as well to provide some additional comments, and together we’ll handle any questions you have after our presentation.

I want to start by discussing the fourth quarter and the full year results of the former Lawson — which we have now branded as our “S3” solutions, first, without the addition of the former Intentia — which we’ve now branded as our “M3” solutions. We want to discuss the results of our legacy Lawson, or S3 business, because we know these numbers are final. And, just to close the look back on the guidance as provided on the last call. I’ll also note that we exceeded the Lawson stand-alone guidance in an “apples to apples” comparison. We will then discuss the estimated revenue and earnings impact of the Intentia acquisition for the five-week period of April 24, 2006 through May 31, 2006. This partial quarter contribution will be acknowledged, but frankly, it’s really more “noise” than it is meaningful data at this time for depicting our business operations.

Following my initial comments I’ll hand it off to Bob, who will discuss where we are in the process of completing our consolidated results, as well as some other key items. After Bob’s comments I’ll give you an updated perspective on the opportunities for the new Lawson; provide you with greater insight on how we expect to recognize our software license revenue, particularly for the contracts of the former Intentia. We’ll update our guidance for the first quarter, as well as for the full year of fiscal 2007. We’ll provide some color on a small acquisition that was made last week, and we’ll comment briefly on the management changes announced today. Then we’ll take your questions.

So let’s begin by discussing the fourth quarter and the full year results of the former Lawson, first without the addition of Intentia. As provided in our press release of earlier today, during the quarter ending May 31 total revenue for the former Lawson business was $94.6 million, which was slightly above the $90 million to $93 million guidance we provided. This is up 9% from the same quarter last year and 8% from the previous quarter.

Fourth quarter license revenue was $18.4 million, and that’s up 6% compared to the fourth quarter of last year, and up 22% compared to the previous quarter of this year. Recognized license revenue was $18.4 million, but we actually signed $24 million worth of license contracts, and that represents the highest contracting quarter in the past two years. The difference between contracting and recognized revenue is largely due to the fact that license revenue for the two largest deals we signed during the quarter were 100% deferred. These deferred deals will be included in deferred revenue on the balance sheet and will be recognized over the next 12 to 24 months as the projects are delivered.

Sales statistics this quarter include the following highlights; we signed 239 deals in the quarter, of which 19 were new accounts. The average selling price of new accounts was $459,000. Of the 239 transactions in the fourth quarter, 122 were for our new technology solution, Lawson System Foundation 9, which we announced last November. You may recall that this is our new service oriented architecture, or “SOA”

enablement middleware, which is based on IBM’s Websphere application server. The average price of these transactions was approximately $19,000. And because this is a third-party product, these sales had some downward pressure on our software gross margins.

The largest deal we signed was with the state of New Hampshire, who purchased Lawson’s full suite of financials, human resources, and procurement solutions. However, because of the terms associated with this transaction, we were not able to recognize any of the license fees in the quarter. We will, however, recognize the license revenue over the next 12 to 18 months as we deliver the project. Coincidentally, we’ve already collected all the cash associated with these license fees. This was a great win against Oracle, and we won this engagement because Lawson was the best overall fit in terms of solution and pricing for this account.

Now let’s review some of the significant signings and activity in our vertical markets during the quarter. In healthcare, our top five deals included two wins over Oracle and two over McKesson. We beat McKesson in signing a multi-suite contract with Mohawk Valley Network, a New York based healthcare system. Mohawk licensed our enterprise financial management, human capital management and supply chain management suites to improve their operational efficiencies. And we beat Oracle at Virginia Commonwealth University Hospital, where we sold enterprise financials and supply chain software.

We also beat Oracle at Virginia-based Riverside Health in a human resources deal, and we beat McKesson at Arizona-based Sun Health in a supply chain management deal that also included our surgical instrument management software. Furthermore, we signed a contract with Dameron Hospital Association, which is based in Stockton California, for Lawson supply chain management suite as well as our business intelligence and accounts payable applications. Our products there will replace a former McKesson system.

In the retail vertical, the American Restaurant Group Holdings purchased Lawson’s financials, HR, payroll, and Lawson’s business intelligence. This customer owns and operates the Black Angus Steak House chains, and the Stewart Anderson Cattle Company Steak House restaurants. We also beat Oracle by signing Tilly’s, a southern California clothing, shoes, and accessories store chain, who purchased our financials and procurement offerings. And another new retail customer is Bon-ton, an operator of clothing, cosmetics and furnishing stores.

Our public services vertical had its best quarter ever, highlighted by the huge win over Oracle at the state of New Hampshire for all of Lawson’s suites. We also signed the city of Little Rock, Arkansas for an all Lawson ERP suite, which we won in a competitive replacement of AMS.

We also signed additional business with the federal government, an existing Lawson customer, who purchased our new eRecruiting software. The majority of our new business in this vertical market continues to be all-suite deals.

In our industry markets group, noteworthy new customers in Q4 were Tatum, a professional consulting firm based in Atlanta, who purchased our financials and professional services automation, and San Manuel Band of Mission Indians Casino in southern California, who purchased financials and procurement. We won both of these deals over Oracle.

In the fourth quarter, our quota carrying AE headcount was 72. I’m a little disappointed that the sales headcount was not higher. This wasn’t good execution on our part, and I assure you that we are now fully engaged in the hiring process, and we’ll continue to expand the sales team for broader reach, and to take advantage of the confusion that exists among some of our competitors. Because we firmly believe that bringing on additional sales personnel will increase our license contracting within the year.

Turning to maintenance, our revenue was $47.2 million, and margins continue to improve. Renewal rates continue to be about 95% and the price increases and the discipline for new accounts is having a positive impact on our maintenance revenue stream.

The consulting revenue was $29 million and is also showing steady growth in revenue and margins, although we still have some ways to go before we can be satisfied with our margin performance.

I also want to recognize our continued focus on expense management. Last year, in June 2005, we stated a goal to deliver non-GAAP operating margins in the mid teens by the end of fiscal 2006, and we’ve delivered on that promise. In our third quarter the operating margin was 15.2%, and in our fourth quarter the operating margin was 15.8%R, an all time high in our company’s history. This marks the fifth consecutive quarter of non-GAAP double digit operating margins, and also the fifth consecutive quarter of margin growth.

Net income, excluding non-cash and non-recurring expenses for the Lawson legacy business was $11.1 million, an increase of 28% year-over-year.

Now let me quickly summarize our full fiscal year results for the legacy Lawson business. For the year ending May 31, 2006, total revenue for the former Lawson business was $359 million, an increase of 7% over the previous year. License revenue was $70 million, an increase of 22% over the previous year. Maintenance revenue increased by 6% and consulting revenue increased by 1%. For the full year non-GAAP operating income was $52 million, an increase of 140% over the previous year, and full year non-GAAP operating margin was 14%. During the year we also delivered some exciting new products and technology with Lawson 9, and we’re pleased with the rapid customer adoption and reception of these new products.

In summarizing the legacy Lawson fourth quarter and year end results, I’m very pleased with the progress we’ve made in building this business into a more profitable and predictable business, and I wish to acknowledge and thank you to the customers for their loyalty and support and also our employees for their continued commitment to excellence.

Now let me return to the impact of Intentia on the fourth quarter. As most of you know, we completed the acquisition of the former Intentia on April 24, which was late in our fourth quarter, and in the middle of Intentia’s sales quarter. So we had five weeks of earnings, cost restructuring and acquisition costs, which accrued to us during those five weeks. We’re not going to spend a lot of time discussing the revenue expenses for these five weeks because, frankly, it’s not a true reflection of the business. Instead, what’s important and what I think everyone wants to focus on is our guidance for the current first quarter, which reflects a complete fiscal quarter and also for the full year, which we have just begun.

We do, however, want to mention some early cross-selling successes. We have been saying that the combination of Lawson and Intentia gives us an opportunity to do some cross-selling. In the first five weeks of the combination, we did sign two cross-sell deals in the U.S. First, Red Wing Shoes, a Minnesota-based shoe manufacturer, where we sold our S3 Lawson Business Intelligence product into an M3 account; and Utility Trailer, a truck trailer manufacturer and long-time Lawson customer where we sold our new M3 product into an S3 account. Both of these cross-sell deals were small, but they’re examples of what we believe will be a regular part of our business in the future.

Now for further color, I’ll turn it over to our Chief Financial Officer Bob Barbieri.

 Bob Barbieri  - Lawson Software Inc. - CFO

Thank you, Harry. Good afternoon, everybody. Harry covered our financial summary, so let me just add a few key comments. I also want to, and I’m pleased to, also add to the introduction, Stefan Schulz, who is here with us and with whom I’ll be working very closely for an effective transition at Lawson.

First, let me reiterate that we’re very pleased with the performance of the stand-alone, or the former stand-alone legacy Lawson business. We capped our fiscal year with another strong quarter. As you could see in our press release and attachments, revenue increased year-over-year and, as Harry highlighted, we exceeded the high end of our guidance for this quarter.

Net income on both a GAAP and non-GAAP basis increased year-over-year by very health percentages. Our $10 million non-GAAP net income also exceeded expectation beyond the EPS guidance range we provided, of $0.09 to $0.11 per share. Although we haven’t completed the full balance sheet, as of today I can provide you with the preliminary review of some key balance sheet items. We estimated that we closed our fiscal year with $280 million of cash and equivalents and a deferred revenue balance of approximately $170 million. Our balance sheet is extremely strong. So we’re very pleased with the momentum we have in the old foundation Lawson, or our S3 business, as we are now calling it.

Secondly, let me clearly address why we’re providing estimates for the fourth quarter results.

The legacy Lawson numbers we consider to be final. They’re still subject to final audit, as part of the 10-K process, but they are complete. However, we’re still in the process of finalizing the numbers for the five weeks of Intentia’s operations, included in our Q4 results, otherwise known as a stub period. As a result, we’re presenting the consolidated with a small range until we’re 100% finalized on all items on the Intentia side of the books.

I think those with us a while have known of the complex task to have a foreign organization convert from different GAAP standards to the U.S. GAAP standards. So, this is not news. It’s expected by us and the effort that has been required for the first quarter is no surprise after what the organization went through in the S4. We’re making very good progress; we closed the transaction very close to the end of our fiscal year and we’re late-stage in completing the rigorous exercise in a limited amount of time.

The team on both sides is doing a great job. We’re anticipating having everything buttoned down for filing our audited financial statements during or toward the end of August.

We are also mitigating this process and building up the team and building out our processes. We think inside of the next couple of quarters of time, this is no longer any additional work. It’s also important to know that we certainly didn’t disregard the Q4 net consolidating loss and again, as Harry pointed out, not indicative of business operations. The stub period happened to be the middle five weeks of a quarter, which indeed, for those that know the ERP business, it’s highly unpredictable what happens inside of a middle-five-week period within a quarter. It’s a stub reporting period, reflecting purchase accounting treatment for the transaction and the alignment of two different fiscal periods. The numbers do reflect accurate accounting treatments.

The numbers that are more meaningful representations of business are the stand-alone Lawson results coupled with our future guidance. We’ve already highlighted the strength of the legacy Lawson business and the balance sheet. Harry will discuss guidance in a moment, including additional transparency that we will start to provide to give additional insight on our worldwide operations as we go through the first few quarters of our accounting transition.

Let me make some quick comments regarding guidance. We’ve held to the 12-month guidance we provided for this combination. Key elements provided in the S-4 and on our previous road shows include approximately $6 million to $10 million of incremental sales, on top of the momentum each company had; a moderate amount of cost synergies in the range of $15 million to $18 million, exiting the year at a 15% non-GAAP operating margin, after the close of transactions in the fourth quarter, which ends up also being the fourth quarter of our fiscal 2007. We believe in these estimates; we believe they’re holding true and they’re within grasp for the company and its momentum.

One important item we want to provide is the view of effective tax rate for the combined companies. For fiscal 2007, we anticipate the consolidated effective tax rate associated with non-GAAP guidance, will be between 40% and 50%. We’ll start out the combination with this higher computed tax rate, due to the fact that we cannot record tax benefits for losses in certain countries without a history of consistent profitability. We do expect the profitability pattern changes this and we will drive the tax rate down over time.

The effective tax rate for fiscal 2007, for countries in which Lawson is accruing taxes, is 35% to 36%. We believe our consolidated effective tax rate can mitigate to those figures as we execute our operating plans to improve profitability in Europe, in Asia-Pacific and as we institute our tax strategy planning activities that are now underway. Over the longer-term, we will move this effective tax rate, as Harry mentioned, lower through this process.

One other note is that in the short-term, our estimated tax rate is also highly variable, dependent on the mix of income and losses inside of specific countries. We will continue to provide guidance on this mix. As we look at the difference between our EPS guidance, compared to the analysts and first call consensus, we believe this is the biggest difference.

Finally, let me say a few words about the announcement today that I’ll be leaving Lawson at the end of October. I came on board in 2000 to lead the IPO process and create quality, scaleable finance and accounting functions. Working together, we achieved that, as well as the completion of several strategic acquisitions, since then, including the recent Intentia deal. Today, we stand as a very strong, successful, financially solvent company, despite a turbulent competitive environment. I’m very proud of these accomplishments during my tenure here. However, I’m most proud of the Lawson finance and accounting team. This is a very talented and sharp group of people and I will miss interacting with all of you.

I do feel I am leaving the company in very, very good hands with this team. It’s simply time for me to consider other opportunities and I’ll be handing the reins over of the financial operations to a very capable leadership team, for the next leg of Lawson’s journey.

I really believe in the company, its leadership people, financial health and the future. I also want to acknowledge and thank Richard Lawson for giving me the great opportunity to serve at Lawson. With that, let me turn it back to Harry.

 Harry Debes  - Lawson Software Inc. - President CEO

Thank you, Bob. Now, let me provide some additional color on the business. First, I want to reiterate what we believe is the strong opportunity for the new Lawson. Now that the Intentia acquisition is complete, the new Lawson has the scale, the product grip and the geographic footprint to offer our customers a very critical alterative to the other ERP vendors. We continue to focus on selective industry verticals and this means that our solutions are more tailored to their target markets, thereby delivering on the promise of a lower total cost of ownership.

We also believe that there is now a unique opportunity to go after the customers of our competitors. Many of our competitors are preoccupied with integration or rewriting the multiple applications that they’ve accumulated over the past year. And this has led to confusion and concern in the minds of many of their customers.

Oracle’s clients, as an example, are going to be facing a costly migration to a brand new, untested set of applications over the next two to five years. And, we believe that our established solutions offer a very good alternative to many of these customers. We believe that moving to Lawson’s tested S3 or M3 solutions will be cheaper, less risky and much simpler than installing version one of “Fusion.” And the same is true for SAP customers who face a costly migration to MySAP and NetWeaver.

The bottom line is that Lawson represents an excellent alternative to customers who want a simpler, lower cost solution from a credible global partner. Given this opportunity, we expect to double the number of customers over the next five years.

Next, I want to give you some insight into how you should model our software license revenue, particularly for the contracts of the former Intentia. I realize this may be a bit complex, but it’s important in order to properly measure our performance in the coming year.

Given the nature of M3 contracts, we believe that we’ll be able to recognize approximately 50% to 60% of the M3 license revenue signed in any quarter. License revenue from existing clients is typically not the issue, as we think we can recognize 80% to 90% of those contracts immediately. The issue comes in the recognition of software signed with new clients. While we typically bundle a comprehensive set of services, with the license, and as a result of that, we’ll only be able to recognize a small amount of the new client contracts in any quarter after they’re signed. The revenue not recognized in the quarter signed will go to the deferred revenue account on a balance sheet and we’ll draw down from this account and take those deferrals into recognized revenue as we deliver the projects, which is typically over a 12 to 18-month period.

This is a timing issue, nothing more. And to help you understand this and to give you greater transparency, for the next four quarters we’re going to be giving you guidance and actual results on bookings, as well as recognized license revenue.

Additionally, in an acquisition like this, purchase accounting rules require us to zero out the deferred license revenue balance of the former Intentia. So, we’re starting today with a zero deferred license balance. Had we not acquired Intentia, they would’ve continued to enjoy the benefits of a prior balance. But according to the rules, and for the next few quarters, we’ll be making deposits into this account but we’ll receive very limited withdrawal benefits. But by the fourth quarter, the amounts posted to the deferred license account and the amount coming back into recognized revenue from that account, should be almost equal. So, here’s what you’ll take away from this explanation.

What we have here is a one-year, lower than expected recognized result in M3 revenue; not because of lower bookings or execution, but because of revenue recognition and purchase accounting rules.

So, let’s talk about the guidance for our first quarter and also for the year. And, as I said, in this guidance, we’re going to break down our revenues for more transparency. We think by being more transparent, you’ll be in a position to make a more accurate assessment of the well-being of our business. So, here goes.

For the quarter ending August 31st, 2006, revenue is estimated to be in the range of $160 million to $170 million. We expect to sign $32 million to $35 million of software, and we expect to recognize approximately $22 million of software. Maintenance revenue should be approximately $65 million to $70 million and consulting revenue should be approximately $70 million to $75 million. This means that in our first quarter, as I said, our total revenue should be approximately $160 million to $170 million.

Non-GAAP net earnings will be approximately break-even to $0.02 per share. In the first quarter, we do expect to incur non-cash, non-recurring charges of approximately $22 million, which will result in a GAAP net loss of between $0.02 and $0.05 per share. For the full year ending May 31st, 2007, we expect to sign, that’s contract, between $155 million and $160 million of license. And of that, we expect that $130 million to $135 million will be taken into revenue. Maintenance revenue should be in the range between $275 million and $280 million and consulting revenue should be $345 million to $350 million. This means that, for the year, our total non-GAAP revenue should be approximately $750 million to $765 million. Non-GAAP net earnings should be approximately $0.20 to $0.25 per share.

In our fiscal year 2007, we expect to incur non-cash, non-recurring charges of approximately $50 million, and GAAP earnings will be break-even to $0.05 per share. The consolidated effective tax rate in FY 2007 should also approach the mid-30s. So, that’s in the future years.

For the following year, fiscal 2008, what do we expect to be beyond the deferred license revenue issues on M3? We expect that recognized license will grow by more than 25% and total revenue will grow by 13%. This growth will come because we won’t have this post-acquisition, revenue recognition hangover to deal with next year.

So, while I realize that this is a bit complex, I hope this gives you a better understanding as to how the new Lawson will be recognizing and booking its revenue over the next 12 months.

Now let me comment on a small acquisition that we made last week. To augment our planned growth in the growing Human Capital Management market, last week we acquired a small software company called Competency Assessment Solutions. Specifically, the solution from CAS addresses needs in the talent management area with a particular emphasis in healthcare where tracking and assessing employee competencies is critical in complying with healthcare industry standards. We already shared four common healthcare customers with CAS and the short-term pipeline contains a significant number of existing Lawson healthcare accounts. So, while small, we do believe that this enhances our solution set and gives us another solution that we can offer our more than 500 healthcare clients. And one more interesting fact, this solution is offered in the “software as a service” model, so Lawson now is officially within that paradigm

Finally, let me make some brief comments about the management changes we announced today. We announced the planned departure of Bob as our CFO and we also announced the Chief Operating Officer position held by Bertrand Sciard, who is a former CEO of Intentia, is being eliminated. As stated in the press release today, both of these changes will occur over the next few months. Stefan Schulz, Lawson’s global controller, will serve as the acting CFO in the interim period while we conduct a formal search for a permanent CFO. The field sales and consulting organization, which previously reported to Bertrand, will now report directly to me, thereby reducing one layer of management. We would like to thank both Bob and Bertrand for their past contributions to Lawson and we wish them well in their future endeavors.

So to wrap up and before we take your questions, let me summarize what we shared with you today. First, in the former Lawson business, our fourth quarter results reflect the progress we continue to make. Demand for our solution continues to be strong. We continue to have success against Oracle in our target markets and our team is executing very well.

Second, we continue to hire additional sales personnel and once we have the full headcount onboard, I believe the license bookings will continue to grow at low double-digit levels. Third, the Intentia acquisition is now completed, but the integration and the turnaround of this business is not fully completed. We’re working on this, as we speak. And fourth, we’re in the midst of adopting U.S. GAAP standards for Intentia’s business and that creates some accounting impacts during the transition. We’re not concerned about this. These accounting impacts are timing issues, and they have no impact on cash. Our cash flow is, and will remain healthy. That concludes our comments for today, now let’s take some questions.

Editor

 [OPERATOR INSTRUCTIONS]

Operator

 Our first question comes from Tom Ernst, and please state your company name.

 Tom Ernst  - Deutsche Bank - Analyst

 Deutsche Bank, thank you. Thank you guys for giving us what I think is probably the clearest outlook and transparency you could give, given the complexity of what you’ve got. So good job on that. Question for you, given the strong deferred revenue balance, and given the outlook, I would assume that the Intentia business momentum is healthy, but can you help us understand, given that we aren’t seeing the revenue, and we aren’t seeing the components of the whole balance sheet yet, how is the Intentia stand alone momentum holding up right now?

 Harry Debes  - Lawson Software Inc. - President CEO

 Hi Tom, and thanks for those comments. That’s a great question. The truth of the matter is that Intentia bookings and delivery of the work that’s in the backlog is very strong. The Intentia team is executing, in fact, very well. Unfortunately you won’t see that reflected in our financial statements for the first couple of quarters as we build up this deferred balance. But the signings and the momentum, and the morale, I can tell you, is pretty strong.

 Tom Ernst  - Deutsche Bank - Analyst

 OK, good. Now you mentioned in your comments as well that you expect 50% to 60% conversion in any quarter of the M3 license. I would have assumed that that would ramp over time. Do you really expect to get 50% to 60% right away in Q1 or is that something that grows with each quarter?

 Harry Debes  - Lawson Software Inc. - President CEO

 You’re exactly right, it will ramp over time, and as I said, depending on the mix of license signings from existing or new accounts, it will vary a little bit. We think that we can do a significantly higher conversion rate of license signings with existing accounts, somewhere in the 80% to 90% range. But for new accounts it’s going to be lower. Now that low amount that I quoted in my comments, about 10% for new accounts in the first quarter or so, we expect that to significantly improve over time.

 Tom Ernst  - Deutsche Bank - Analyst

 OK. One final follow up, if you’ll permit. That deferred revenues was, if my math is correct, and it is complex, so correct me if I’m wrong. But it seems exceptionally strong. These two larger deals, were they particularly large? Am I right that this is a bigger, perhaps, deferred revenue than you were looking for a while ago?

 Harry Debes  - Lawson Software Inc. - President CEO

 There’s two things; first of all the two deals that were deferred, they actually happen to be the two largest deals in the quarter. Now they weren’t exceptionally large, but the top deal I think was probably the second or third largest deal for the year for us. So that was an impact. However, I think the majority of what you’re seeing in deferred revenue is, in fact, maintenance. We had a big collection period in maintenance. We’ve been trying to true up the renewal rate to be June 1, and we were very, very successful in getting a significant percentage of our customers to agree to that, so that we have an annual renewal date of one time of the year as opposed to the anniversary date of them signing. It makes our practice that much more efficient.

 Tom Ernst  - Deutsche Bank - Analyst

 OK, thanks again.

Operator

 Our next question comes from Dave Rudow, and please state your company name.

 David Rudow  - Piper Jaffray - Analyst

 On the non-GAAP earnings, what’s non-GAAP earnings for the combined company for Q4?

 Bob Barbieri  - Lawson Software Inc. - CFO

 Right now, are you talking about on an earnings per share basis?

 David Rudow  - Piper Jaffray - Analyst

 Yes.

 Bob Barbieri  - Lawson Software Inc. - CFO

 OK we believe right now, given the somewhat preliminary nature of Intentia, that non-GAAP earnings per share is about -$0.03. That includes the stub period obviously.

 David Rudow  - Piper Jaffray - Analyst

 And for stand alone Lawson it was $0.10, correct?

 Bob Barbieri  - Lawson Software Inc. - CFO

 That is correct.

 David Rudow  - Piper Jaffray - Analyst

 OK, just so I’m sure there. Bob have you got any details on cash flow during the quarter?

 Bob Barbieri  - Lawson Software Inc. - CFO

 Obviously cash flow resulted in a balance that was strong. Frankly, we’d like to scrub that a little bit before we go through our cash flow per share or our cash statement. But we did end up, as I told you, about $280 million. So again, we’ve retained strength there.

 David Rudow  - Piper Jaffray - Analyst

 What is the combined debt on the books right now?

 Bob Barbieri  - Lawson Software Inc. - CFO

 It’s negligible, low single digits.

 David Rudow  - Piper Jaffray - Analyst

 Even including, didn’t Tannenbaum have some debt? Or did you guys pay that down?

 Bob Barbieri  - Lawson Software Inc. - CFO

 We paid that down, that was a dialogue we had during the acquisition proceedings.

 David Rudow  - Piper Jaffray - Analyst

 OK so $280 million that includes pay down of debt.

 Bob Barbieri  - Lawson Software Inc. - CFO

 Yes.

 David Rudow  - Piper Jaffray - Analyst

 OK. Any guidance you can provide us on cash flows for fiscal 2007 for the combined company?

 Bob Barbieri  - Lawson Software Inc. - CFO

 Well we believe we are in a cash generating position and we will gain momentum. Frankly David, I think what we’d like to do is work through, finalize the closing. But certainly I think you want to model and think about this as a cash generating model, and especially at the end of the year we reiterated our mid-teens for the combined company type of momentum. That will be a significant generator of cash, so when we are at that run rate there’s a great ramp for continued cash generation.

 David Rudow  - Piper Jaffray - Analyst

 OK. And then just so I’m clear, net income on a non-GAAP basis for Q1 is zero to $0.02 positive, and then for the full year you’re looking $0.20 to $0.25.

 Harry Debes  - Lawson Software Inc. - President CEO

 That’s correct.

 David Rudow  - Piper Jaffray - Analyst

 What do you think the additional expenses of Intentia are? Are there any merger related costs in there, or is that just additional costs around accounting around Intentia? Because it is a bit lower than we had thought on a combined basis.

 Bob Barbieri  - Lawson Software Inc. - CFO

 David I think that difference in your models and to what we’re guiding you to is completely explained by the higher than expected tax rate. Bob took a stab at explaining that. In fact it’s quite high in our first quarter, and then over time it averages out I believe for the year in the mid-40s, which is higher than we’d like it to be, but again there are historical reasons for it. It’s country by country. Once we can demonstrate that we can turn those various countries into profitable organizations we’ll get the benefit of their previous tax situations. But right now we’re getting no such benefit.

 David Rudow  - Piper Jaffray - Analyst

 OK so the cash?

 Bob Barbieri  - Lawson Software Inc. - CFO

 It’s a timing and tax rule that has to do with purchase accounting; it has no cash impact whatsoever.

 David Rudow  - Piper Jaffray - Analyst

 So for the combined company, if you could for Q1 and the full year, what are your expectations for a non-GAAP operating margin then?

 Bob Barbieri  - Lawson Software Inc. - CFO

 In the fourth quarter we will, as we’ve said before, and we’re confirming today, we plan to have 15% operating margins in the fourth quarter. So for the full year, I’m not sure we’ve given that guidance.

 Barbara Doyle  - Lawson Software Inc. - VP IR

 We’re going to start pretty low, David. In the first quarter, on a non-GAAP basis, we’re going to start at low single digits and ramping up to 15%.

 Bob Barbieri  - Lawson Software Inc. - CFO

 So probably 8 to 10 for the full year.

 David Rudow  - Piper Jaffray - Analyst

 OK perfect. And the tax rate for the full year you were saying is 40% to 50%?

 Bob Barbieri  - Lawson Software Inc. - CFO

 Yes, mid-40s.

 David Rudow  - Piper Jaffray - Analyst

 All right, I think that’s all I have. Thank you very much.

Operator

 Your next question comes from Brad [Woldman] please state your company name.

 Brad Woldman  - Kaufman Brothers - Analyst

 Kaufman Brothers. How many, in total, how many times did you beat Oracle? You said two times and then you kept saying again?

 Harry Debes  - Lawson Software Inc. - President CEO

 You notice that I enjoy saying that. Well let’s see, those aren’t all the deals, by the way I didn’t mention all the deals. I mentioned some of the larger deals by vertical. I didn’t add it up, but my guess is about seven or eight times.

 Brad Woldman  - Kaufman Brothers - Analyst

 OK, because I notice they said that they were, SAP and Oracle both claim to be getting market share, so I was wondering how you guys see the market.

 Harry Debes  - Lawson Software Inc. - President CEO

 Well you know, I’ve heard Oracle say things like they never lost a deal in state government, and yet we kicked their butts with New Hampshire, so go figure.

 Brad Woldman  - Kaufman Brothers - Analyst

 OK. And you said you had 72 sales people, right?

 Harry Debes  - Lawson Software Inc. - President CEO

 Yes.

 Brad Woldman  - Kaufman Brothers - Analyst

 Does that include Intentia?

 Harry Debes  - Lawson Software Inc. - President CEO

 No, that was my comments purely for the former Lawson.

 Brad Woldman  - Kaufman Brothers - Analyst

 How many people do you have with Intentia?

 Harry Debes  - Lawson Software Inc. - President CEO

 That adds another 87, so 160 approximately.

 Brad Woldman  - Kaufman Brothers - Analyst

 And how many more do you plan on adding?

 Harry Debes  - Lawson Software Inc. - President CEO

 It’s by vertical and by country, so we have planned, for example, in the M3 U.S. we plan to triple the headcount. We have about 10 or 12 right now; we plan to be close to 30 by the end of the year. Then in Europe, in selective countries, we’ll probably add another 10 to 15, and in virtually all of our vertical segments in the U.S. there’s about a 5% or 10% increase planned for the S3 sales force.

 Brad Woldman  - Kaufman Brothers - Analyst

 OK, great. Thank you.

Operator

 Our next question comes from Peter Goldmacher. Please state your company name.

 Peter Goldmacher  - SG Cowen - Analyst

 Cowen. Can you guys help me understand why, if for your two biggest deals, that they were domestic and they were for your core Lawson product, why you have to defer the license revenue?

 Harry Debes  - Lawson Software Inc. - President CEO

 Yes, I don’t want to get into a discourse on revenue recognition rules, because it’s complicated. I have on my desk the simplified user’s guide to revenue recognition and it’s 300 pages long. But in these two cases, one deal one milestone based. So when you have milestone based payments, Peter, it automatically causes the full license revenue to be deferred over the life of the contract. Another one is, if you are engaged in doing enhancements, even if you have enhancements to the core product itself and the customer views that as being critical to the use of the solution, that also captures the revenue. So those are the reasons.

 Peter Goldmacher  - SG Cowen - Analyst

 OK. What are the sizes of those two deals?

 Harry Debes  - Lawson Software Inc. - President CEO

 They were both significant. One of them was several million dollars, the New Hampshire one.

 Peter Goldmacher  - SG Cowen - Analyst

 OK, thanks.

 Harry Debes  - Lawson Software Inc. - President CEO

 But as I said in my comments, we’ve already collected 100% of the cash on that.

[OPERATOR INSTRUCTIONS]

Operator

 Mr. Holt, your line is open, please go ahead.

 Nitin Doke  - J.P. Morgan - Analyst

 This is Nitin Doke for Adam Holt, from J.P. Morgan. Question, did you recognize any revenue from the deals that you had closed last quarter, but had deferred revenue on?

 Harry Debes  - Lawson Software Inc. - President CEO

 Yes.

 Nitin Doke  - J.P. Morgan - Analyst

 OK.

 Harry Debes  - Lawson Software Inc. - President CEO

 I will tell you that they’re not huge amounts, but because you recognize them as they’re delivered in chunks, and it’s rarely 50% or 80% at any one time, it’s usually much smaller chunks than that.

 Nip Indoke  - J.P. Morgan - Analyst

 OK so the biggest deal last quarter was the Triad deal, does that show up on the deferred revenue balance?

 Harry Debes  - Lawson Software Inc. - President CEO

 The Triad deal we did not recognize in this quarter. That Triad deal, as we explained when we signed it, that’s going to take us about a year or so before we start really recognizing that. Because, again, of the nature of this particular contract with the client. In doing these contracts we have to be responsive to what the customer is looking for. We’re trying to portray ourselves as simple to do business with, flexible organization, and if a customer needs a contract to be written in a certain way because that’s how they’re going to be implementing the solution and getting value, we’ve got to be responsive to that. We can’t simply say, well look, here’s the rules, please follow these rules. We try, whenever possible, to manage and negotiate that, but we have to be responsive.

In the case of Triad they wanted to make the selection, they wanted to lock in the solution, they wanted to make a long term commitment, but they were really beginning with a pilot project overseas first, and then after that it was going to be full on implementation. The pilot, however, has nothing to do with their commitment; they are fully committed to the entire project over several years. So we have not yet recognized anything but a very, very small amount of Triad, but nothing came into this particular quarter.

 Nitin Doke  - J.P. Morgan - Analyst

 So what are these deals this quarter, other than the top two deals that you didn’t recognize revenue from, and is this a trend that we should expect now? Because it’s now two quarters where some of the biggest deals have deferred revenue.

 Harry Debes  - Lawson Software Inc. - President CEO

 Yes, in fact we don’t call out every deal that we don’t recognize. There are typically between five and eight deals that we don’t recognize. We’ve only been calling out the more significant ones, and as I’m reviewing the conversion trend over the last two years at Lawson, I can tell you that the range has been from 72% to 89% conversion, and it’s strictly dependent on a deal at a time. Each deal is reviewed on its own merits. So is this a trend? I would tell you that I think the odds of being able to recognize 100% of deals is unlikely. But I would tell you that I think the trend of about 75% to 85% is a very likely scenario, going forward.

 Nitin Doke  - J.P. Morgan - Analyst

 Good, and one final question, you mentioned that you were going to declare a [deferment] at the end of August?

 Bob Barbieri  - Lawson Software Inc. - CFO

 What’s that?

 Nitin Doke  - J.P. Morgan - Analyst

 [Inaudible].

 Harry Debes  - Lawson Software Inc. - President CEO

 [Inaudible] results.

 Bob Barbieri  - Lawson Software Inc. - CFO

 Oh yes, what we’re going to do is, we’re going to do our filing in August, when we will have full results. We believe we’ve captured that approximation and that will be in our filing.

 Nitin Doke  - J.P. Morgan - Analyst

 OK great. That’s it for me. Thank you guys.

 Harry Debes  - Lawson Software Inc. - President CEO

 Operator, any other questions?

Operator

 Yes sir, thank you. Our next question comes from Richard Williams and please state your company name.

 Richard Williams  - ICAP - Analyst

 Hi, can you hear me. OK, it’s Richard Williams from ICAP. I wondered if you could help us with the new linearity, in terms of the quarter for the combined company.

 Harry Debes  - Lawson Software Inc. - President CEO

 In terms of, are we going to sign everything in the last two weeks?

 Richard Williams  - ICAP - Analyst

 [Two people talking] Right, exactly now -?

 Harry Debes  - Lawson Software Inc. - President CEO

 [Two people talking] asking me?

 Richard Williams  - ICAP - Analyst

 Yes, how does that change, if at all?

 Harry Debes  - Lawson Software Inc. - President CEO

 It changes a little bit, because, for example, in the former Intentia, June was the end; the end of the month it’s typically one of their big months. So, that’s typically what happens because it was the third month in their second quarter. However, then, where Intentia has most of its business in Europe, the end of the July and August months, in their cases, everybody’s on vacation. And so, now that we are a global player, we participate in the global dynamics of vacation times and things like that.

I would tell you that, you know, I suspect that there will still be, we’ll be somewhat backend loaded with a few exceptions, like most software companies are. We did enjoy a good start with the June month from Intentia.

 Richard Williams  - ICAP - Analyst

 OK, and also, help us in terms of the seasonal. You started to it but give us the sense of seasonal expenses, seasonal revenues.

 Harry Debes  - Lawson Software Inc. - President CEO

 Well expenses are not going to be that seasonal, as we have very few exceptions when we have our, for example, our customer user event. That typically is in the spring, in the March-April timeframe. We have kickoff events for our sales forces and so those have some impact. But I think, overall, that’s not going to be so large that it’s going to be material.

In terms of signings, I do expect, you know, again in the former Intentia, June and December were big months, so I wouldn’t be surprised if this year they’re big months. In the case of Lawson, in the former Lawson, we’ve had a strong fourth quarter, just like we did previously. And I expect that, as we get into the rhythm, the new Lawson will have a strong fourth quarter, as we’ve had in the past. But I’m not sure that I can give you definitive indications that you should model one quarter being particularly weak and one quarter being particularly strong.

 Richard Williams  - ICAP - Analyst

 OK. Now, kind of a broader-based question; looking at the report, it came in considerably differently than I think most people expected it, to have any expectation at all. Help us to understand why the information you presented is not bad news, because I think there’s a tendency to look at the new numbers and back up and say, wow, you know, this is really ugly. So, help us understand why not to react that way.

 Harry Debes  - Lawson Software Inc. - President CEO

 Are you talking about the fourth quarter, or the guidance?

 Richard Williams  - ICAP - Analyst

 Well, in a way it’s both.

 Harry Debes  - Lawson Software Inc. - President CEO

 All right, so let’s talk about the fourth quarter first. I don’t see how anybody can interpret the fourth quarter as anything except spectacular news, quite frankly. We at the former Lawson, which is the entity that we gave guidance on and we had a full quarter on, hit the ball out of the park. We exceeded not only guidance but estimates and our own previous fourth quarter results by every measure. We achieved the highest operating margin in the history of the company. We achieved the highest contracting quarter in the last eight quarters.

Cash continued to grow, so first of all, on that measure, I don’t see how you can twist that into anything other than to say, this is a fabulous, you know, result. And, it shows the continued momentum that we made in each of the last four or five quarters.

 Richard Williams  - ICAP - Analyst

 Now Lawson, in terms of total operating expenses just alone, did you have a number for that, and also, a sense per share?

 Harry Debes  - Lawson Software Inc. - President CEO

 Yes. I think we gave that. On the non-GAAP basis, I think it was $0.10 per share.

 Richard Williams  - ICAP - Analyst

 Got you, OK.

 Harry Debes  - Lawson Software Inc. - President CEO

 And so, once again, I think that was at the high end of everyone’s guidance. So, I think we did a good job there. And I think you should think about the momentum in Lawson as continuing. Now on the Intentia side, as Bob and I said, you can’t take the middle five weeks of any ERP software company’s quarter and all of a sudden say that’s a reflection of their true performance. It’s not. And that’s what we’re doing here, because of the timing of the close of the deal. And so, it’s a strange period.

This is complicated with all of the various accounting and acquisition adjustments that have to be made. And so you have all these unusual and strange and one-time events and expenses that cloud the issue. That’s why I said I didn’t think it was worth spending a lot of time talking about it.

Also, you know, if you’re going to go through an EPS with a combined company, what number do you divide by? Do you divide by the total diluted share count?

 Richard Williams  - ICAP - Analyst

 Right.

 Harry Debes  - Lawson Software Inc. - President CEO

 Is it fair to do that? I think the much more important picture is what does the first quarter look like and what’s the full year look like, for the company? And yes, I’ve just been handed a note that says the other thing I think, and we tried to emphasize this is, we’re also being hit by this unusual tax treatment, which is also a one-time, one-year event because of the acquisition. Neither one of us, neither Lawson nor Intentia would’ve been faced with this kind of unusually high effective tax rate. You know, we were in the low 30s and this [inaudible] around cash. We were in the 30% range and all of a sudden we’re in the 70% range and then, averaging out in the 40% range. You’re not extraordinary and it has nothing to do with the actual performance of the company.

So, if you get sidetracked by all these acquisition and accounting treatments, sure, it’s either perceived as being bad news. But, I think you have to look past that and say what’s the inherent performance of the business? And, that’s the reason, frankly, we’re giving you guidance, which is extraordinary and I don’t know that other software companies are giving you guidance on contract signings and explaining the delta between that and the revenue recognition and giving you as detailed a breakdown as we are. We’re trying to go to extraordinary lengths to be as transparent as we possibly can.

So, I would encourage you to look past the one-time accounting and acquisition expenses and tax expenses, which are not a true reflection of the health or the future of the business.

 Richard Williams  - ICAP - Analyst

 Great.

 Harry Debes  - Lawson Software Inc. - President CEO

 Hopefully, I’ve explained that properly to you.

 Richard Williams  - ICAP - Analyst

 That’s great. Thank you very much and good luck to you.

Operator

 And your now last question comes from Greg Dunham, and please state your company name.

 Greg Dunham - Deutsche Bank - Analyst

Actually, this is Greg Dunham at Deutsche Bank. I want to nail down a couple of just housekeeping issues, because I don’t know if I heard it all. You spoke of guidance for 2008, in terms of, you know, kind of expected revenue growth targets. What were those again?

 Harry Debes  - Lawson Software Inc. - President CEO

 I said that license revenue you should expect a 25% increase in license revenue and overall revenue growth of about 13%. And the reason I gave that guidance, which again is extraordinary, I don’t think other software companies do that, is because I wanted you to understand that we feel our business is strong and healthy and moving in the right directions and that we are in this temporary, funky period. We’re burdened by these rules and it’s not a true reflection. Once we get past this period, which will only take us three to four quarters, frankly, then it gets back to a normalized business where we don’t have this issue of the deferred balance or the revenue recognition rules and also of the tax treatment. We get out of that cloud and we can run the business in a more normalized way.

 Greg Dunham  - Deutsche Bank - Analyst

 Right, that guidance is very helpful. And then, a couple, just minor things; the fully diluted share count for your guidance next quarter and next year, what are your estimates for that? What’s your estimates for that?

 Bob Barbieri  - Lawson Software Inc. - CFO

 I would put it - consider somewhere in the mid-180s.

 Barbara Doyle  - Lawson Software Inc. - VP IR

 Yes, 185 to 189, Greg.

 Greg Dunham  - Deutsche Bank - Analyst

 185 to 189? OK, and then final housekeeping on the acquisition, did you disclose the amount?

 Harry Debes  - Lawson Software Inc. - President CEO

 No, I didn’t.

 Greg Dunham  - Deutsche Bank - Analyst

 OK, or the employee count?

 Harry Debes  - Lawson Software Inc. - President CEO

 It’s very small.

 Greg Dunham  - Deutsche Bank - Analyst

 OK.

 Harry Debes  - Lawson Software Inc. - President CEO

 You know, I mean it’s quite small.

 Greg Dunham  - Deutsche Bank - Analyst

 OK.

 Harry Debes  - Lawson Software Inc. - President CEO

 It’s small but it’s a strategic piece of the puzzle that we’re trying to fill out. In order for us to become a global player in the human capital management area, which we think that there’s a huge potential. There are some component pieces that I think enrich the offering that we have in place today. In some cases, it’s simply a “make vs. buy” decision. In this case we had a terrific product with some common customers with a common pipeline. And, we can immediately leverage that through our field organization and get something that we can immediately sell to our existing customers without a lot of effort, especially because this is offered as a software service offering. So, we can start being product with this thing virtually overnight.

 Greg Dunham  - Deutsche Bank - Analyst

 Now, on that note, I mean, this is a performance management solution, but it seems like it’s more vertical targeted. Do you intend to take this solution and try to — I know you guys are also working on just performance management in general, but I mean, are you looking to leverage this in other ways?

 Harry Debes  - Lawson Software Inc. - President CEO

 Absolutely. We started off with healthcare because that’s where this company focused its initial efforts. It’s a fairly young company. It’s only been in existence for about three years and so, they’ve decided to focus in one spot and do a great job in that spot. And that’s what they have done.

In the future, you can expect that we will roll this solution out and verticalize it for some of our other areas as well.

 Greg Dunham  - Deutsche Bank - Analyst

 OK, great. Thank you.

Operator

 And your next question comes from Ed [Shenn]. Please state your company name.

 Ed Shenn  - Ivory Capital - Analyst

 Hi, it’s from Ivory Capital. I apologize; I jumped on a little bit late, so I think I missed some of the discussion on guidance, but could you just, for me, review, just what the bookings and revenue guidance is for the coming fiscal year? And overlay that with the margin guidance that you’ve given, where, I think you stated the low single digits in Q1, going to 15% in Q4. And, how much of that margin improvement is from just accounting effects of just the difference between the revenue recognition and booking and how much of that is other things, like cost savings, etc.?

 Harry Debes  - Lawson Software Inc. - President CEO

 All right, so I don’t know how many questions you’ve asked there, Ed, so give me the first one.

 Ed Shenn  - Ivory Capital - Analyst

 Five.

 Harry Debes  - Lawson Software Inc. - President CEO

 Give me the first question you want answers to.

 Ed Shenn  - Ivory Capital - Analyst

 Yes, just the guidance, in terms of revenues and bookings, for the full year?

 Harry Debes  - Lawson Software Inc. - President CEO

 OK. For the first quarter our guidance on revenue is $160 million to $170 million. In terms of software bookings, we expect to sign between $32 million and $35 million, of which we expect to recognize approximately $22 million.

 Ed Shenn  - Ivory Capital - Analyst

 OK.

 Harry Debes  - Lawson Software Inc. - President CEO

 What’s your next question?

 Ed Shenn  - Ivory Capital - Analyst

 And then for the full year?

 Harry Debes  - Lawson Software Inc. - President CEO

 For the full year, the revenue guidance was $750 million to $765 million.

 Ed Shenn  - Ivory Capital - Analyst

 OK. Did you give full year booking and booking license revenue as well?

 Harry Debes  - Lawson Software Inc. - President CEO

 Yes, we did. $155 million to $160 million on bookings and $130 million to $135 million on recognized license.

 Ed Shenn  - Ivory Capital - Analyst

 OK, and then the second part of my question was relating to the margins. I think you had said that Q1 would be low single digits and it would be improving to 15% by the end of the year. And could you explain to me how that ramp is expected to occur? Part of it I understand may be this is expected as an accounting difference, as more revenue is recognized over time. Right?

 Harry Debes  - Lawson Software Inc. - President CEO

 That’s exactly right. There’s that, then we have a number of initiatives that we’ve been talking about, for the longest time, in terms of improving margins in our consulting business and our maintenance business as well. And, you know those are starting to have an impact but we think that we could continue to accelerate.

For example, specifically, our offshoring of both our maintenance and our services business as we become more effective in our offshore capabilities, we expect to be able to deliver more of that work through those offshore facilities.

 Ed Shenn  - Ivory Capital - Analyst

 OK, and then of that margin ramp that you expect, of, I guess, over 10 percentage points, how much of that is from revenue recognition as opposed to the offshore and other operational initiatives? [Inaudible] that way, but -?

 Harry Debes  - Lawson Software Inc. - President CEO

 You know what? I don’t know the answer to your question. I don’t think we’ve broken it down that granularly.

 Ed Shenn  - Ivory Capital - Analyst

 OK.

 Barbara Doyle  - Lawson Software Inc. - VP IR

 You know, we have a combination of things happening, Ed. We’ve got accounting transitions, so improvement in revenue recognition over time on M3 products, as we can establish the VSOE. We’ve got, certainly, improvement in our operating expenses over time. But I think the biggest thing that’s happening is, on an operating income basis, is that the fact that this acquisition, this combination, was really about growing the business. And one of the biggest initiatives we have, in fiscal 2007, is building a manufacturing vertical in the U.S., where Intentia’s products fit very well, but where they did not have a business.

So, that’s something that takes time to hire account executives, build a pipeline. So, we really start to see an impact of increased business for M3 in the U.S. market in the fourth quarter.

And then, on a net income basis, that we’ve mentioned a couple of times, we’re starting out the year at about a 70% to 80% effective tax rate. And, over time as we build profitability in countries in Europe and in Asia-Pacific, that effective tax rate is going to fall pretty quickly. So, we’ll end up at the end of the year planning with an effective tax rate in the 30s. So, that’s really going to help the net income at the end of the year also. So, we’re going to see a pretty big hockey stick.

 Ed Shenn  - Ivory Capital - Analyst

 I see and I believe for 2008, you gave some top line metrics of 25% license growth, 13% revenue growth, what kind of bookings growth assumptions are embedded in those assumptions?

 Harry Debes  - Lawson Software Inc. - President CEO

 We’re not breaking that out at this time. I think we’ve probably gone way beyond what everybody else in the business has done in terms of giving you that kind of guidance. The reason I point that out is I just wanted to underline the point that I’ve been trying to make here, which is we’re in this unusual period where our actual field effectiveness isn’t being recognized in the P&L for all kinds of reasons. And I wanted you to understand that once we get past that period and it gets normalized, we actually have a very, very good result.

 Ed Shenn  - Ivory Capital - Analyst

 Mathematically the bookings growth in 2008 will have to be less than 25% license revenue growth, is that correct?

 Harry Debes  - Lawson Software Inc. - President CEO

 That’s correct.

 Ed Shenn  - Ivory Capital - Analyst

 This is the cash tier that you’re assuming.

 Bob Barbieri  - Lawson Software Inc. - CFO

 Not necessarily. What you do is, if you look just fundamentally from a starting point on revenue recognition, at least for the parameters Harry described, the first two quarters are critical. So you’re basically in a deficit mode, you sign more than you book. At some magic point, say the third or fourth quarter, you’re in an equilibrium. Harry did not say anything that would negate 25% license growth and 25% growth in bookings. They both are certainly available, but we didn’t provide that level of guidance. What I don’t think you should assume is all this is, is a drain of a deferred revenue account, so it’s artificial growth, we didn’t imply that at all.

 Ed Shenn  - Ivory Capital - Analyst

 OK, thank you.

 Harry Debes  - Lawson Software Inc. - President CEO

 OK, one more question.

Operator

 You have a question from Matt [Ochner]; please state your company name.

 Matt Ochner  - Columbus Capital Management - Analyst

 The company is Columbus Capital Management. Two quick clarifications. First of all, are you paying bonuses and commissions on the booked licenses or on the recognized licenses in 2007?

 Harry Debes  - Lawson Software Inc. - President CEO

 For the sales people?

 Matt Ochner  - Columbus Capital Management - Analyst

 Yes.

 Harry Debes  - Lawson Software Inc. - President CEO

 It’s on collected cash.

 Matt Ochner  - Columbus Capital Management - Analyst

 Collected cash, so essentially it’s the booked licenses.

 Harry Debes  - Lawson Software Inc. - President CEO

 As long as we get the cash, yes.

 Matt Ochner  - Columbus Capital Management - Analyst

 OK. Next question, just as a clarification for your 2007 revenues, if you eliminate the VSOE, the loss of the deferred revenues and the ability to recognize those, etc., if you eliminate all of those, what would your fiscal ’07 revenues be relative to the $750 million to $765 million that you guided us to?

 Harry Debes  - Lawson Software Inc. - President CEO

 I’m trying to interpret your question. If you eliminate the loss of revenue due to VSOE issues, and lost deferred revenues because of the acquisition related accounting issues…..

 Bob Barbieri  - Lawson Software Inc. - CFO

 You’re asking what was the deferred revenue balance that we lost?

 Matt Ochner  - Columbus Capital Management - Analyst

 If you didn’t have to make these changes, what would your revenues have been in 2007 relative to that 750?

 Bob Barbieri  - Lawson Software Inc. - CFO

 I think there’s a couple of layers. Layer one is, think in maintenance and services, approximately 10, that’s a layer. Second layer is the differential between bookings and license fee recognized. That is about 20. If you would keep going and you refer to the S4, certainly as the result of all of the conversions of Swedish GAAP, IFRS, timing adjustments, we took about $280 million of deferred revenue off the balance sheet. So we think the first two layers are incredibly relevant for your operational question. That third layer did indeed happen though. But what we’re not doing is we’re not trying to artificially bulk up a P&L, but had Intentia merely converted themselves to the U.S. GAAP NASDAQ company, they would have had that benefit. So it was kind of foregone flow through from the balance sheet. A little bit complicated, but certainly the first two layers I described are the most relevant.

 Matt Ochner  - Columbus Capital Management - Analyst

 The first two layers represent $30 million it sounds like.

 Bob Barbieri  - Lawson Software Inc. - CFO

 Yes.

 Matt Ochner  - Columnist Capital Management - Analyst

 The next layer is $280 million.

 Bob Barbieri  - Lawson Software Inc. - CFO

 Yes, that would have had a multi-period effect.

 Matt Ochner  - Columbus Capital Management - Analyst

 OK so but are you recognizing the costs associated with all of those various layers?

 Bob Barbieri  - Lawson Software Inc. - CFO

 When we do book the 30, certainly it would be fully burdened with costs. The 280 is a result, it was in the S4, we’re not providing forward guidance or forward modeling of that, “What if Intentia was a NASDAQ U.S. company?” scenario. But if we did do it, we certainly would be intellectually honest and put appropriate costs there. But we don’t really think that’s what we want to focus on.

 Matt Ochner  - Columbus Capital Management - Analyst

 Sure, but since most of those accounting issues will be behind you in fiscal 2008, doesn’t that mean that you would then simply add back a one year portion of that $280 million?

 Bob Barbieri  - Lawson Software Inc. - CFO

 What do you mean? Add it back to where?

 Matt Ochner  - Columbus Capital Management - Analyst

 Back to your 2008 revenues versus 2007.

 Bob Barbieri  - Lawson Software Inc. - CFO

 No, I think you should think of, 2007 you have a baseline, you have a momentum. 2008 you’re growing from that baseline. You’re purely apples to apples ramping.

 Harry Debes  - Lawson Software Inc. - President CEO

 Don’t get hung up on the 280.

 Bob Barbieri  - Lawson Software Inc. - CFO

 The 280 is not in what we’re describing. But it is a number, it’s in the S-4, and that’s an accurate portrayal in an isolated scenario.

 Matt Ochner  - Columbus Capital Management - Analyst

 All right, well I’ll let that go for now. Maybe we can chat about this offline.

 Bob Barbieri  - Lawson Software Inc. - CFO

 OK.

 Matt Ochner  - Columnist Capital Management - Analyst

 Thanks very much.

 Harry Debes  - Lawson Software Inc. - President CEO

 OK operator, I think we’ll call it quits there. We’d like to thank you for joining us today. In summary, I know this is a little bit complicated, but we feel good about the quarter that we’ve just exited. We feel good that we finally got the two companies combined, and that we’re working together and working together very well. We feel good about the momentum we have. We feel very good about the opportunity that is in front of us. We think we need your patience in understanding this complexity for the next couple of quarters, but we’ll work through it. We feel very confident that we will exit the year in the numbers and in the range that we’ve been giving guidance.

In closing I’d like to thank both Bertrand and Bob for their contribution and also for the transition work that they’re about to do with us. Thank you very much, and goodbye.

Operator

 This concludes today’s conference. You may disconnect at this time. Thank you.